EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Steel Dynamics, Inc. (Forms S-8 Nos. 333-55888 and 333-147271; and Forms S-4 Nos. 333-189087, 333-191627, and 333-202950) of our reports dated February 28, 2017, with respect to the consolidated financial statements of Steel Dynamics, Inc., and the effectiveness of internal control over financial reporting of Steel Dynamics, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2016.

/s/ Ernst & Young LLP

Indianapolis, Indiana

February 28, 2017